Exhibit 10.4

APPENDIX C

CORN PRODUCTS INTERNATIONAL, INC.

ANNUAL INCENTIVE PLAN

1.                                      Definitions.  When the following terms are used herein with initial capital letters, they shall have the following meanings:

Code — the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

Committee — the Compensation Committee of the Board of Directors of the Company. Unless the Board of Directors determines otherwise, each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code and a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

Company — Corn Products International, Inc., a Delaware corporation.

Exchange Act — shall mean the Securities Exchange Act of 1934, as amended.

Participant — shall mean the Chairman and Chief Executive Officer and any other executive officer or key employee of the Company who is designated by the Committee at any time as a Participant in this Plan.

Performance Measures — shall mean the criteria and objectives, established by the Committee in its sole discretion, which shall be satisfied or met as a condition to a Participant’s receipt of a bonus payment for a Performance Period. The Committee may amend or adjust the Performance Measures for a Performance Period in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting, but only, in the case of a bonus payment that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, to the extent such adjustment would not cause any portion of the bonus payment to be nondeductible pursuant to Section 162(m) of the Code. In the case of a bonus that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, the Performance Measures shall be based on one or more of the following business criteria, determined with respect to the performance of Company as a whole, or, where determined to be appropriate by the Committee, with respect to the performance of one or more divisions or groups within the Company, or with respect to the performance of individual Participants: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; return on stockholders’ equity; return on assets; return on capital employed; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the common stock or any other publicly traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value- added models; comparisons with various stock market indices; increase in number of customers and/or reductions in costs; total stockholder return (based on the change in the price of a share of the Company’s common stock and dividends paid); operating income; and cash flows (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment) for the applicable Performance Period.

Performance Period — shall mean the twelve consecutive month period which coincides with the Company’s fiscal year.

Plan — shall mean the Corn Products International, Inc. Annual Incentive Plan as set forth herein and as from time to time amended.

2.                                       Administration.

2.1  Committee.  The Plan shall be administered by the Committee.

2.2  Determinations Made For Each Performance Period.  With respect to each Performance Period, the Committee shall:

(a)           Designate Participants for that Performance Period.

(b)           Determine the amount or formula for determining each Participant’s maximum bonus payment for the Performance Period.

(c)           Establish the Performance Measures for the Performance Period, including the identification of any events for which adjustments are to be made to the Performance Measures.

(d)           Establish the Performance Measure targets for the Performance Period.

In the case of bonus payments that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, the Committee shall take the above actions on or before the 90th day of the Performance Period, except to the extent that failure to do so would not cause any portion of the bonus payment to be nondeductible pursuant to Section 162(m) of the Code.

2.3  Certification.  Following the close of each Performance Period and prior to payment of any bonus under the Plan, the Committee must certify in writing that the applicable Performance Measure targets and all other factors upon which a bonus is based have been attained.

2.4  Stockholder Approval.  The material terms of this Plan shall be disclosed to and approved by stockholders of the Company in accordance with Section 162(m) of the Code. No bonus shall be paid under this Plan unless such stockholder approval has been obtained.

3.                                       Eligibility for Bonus Payment.

3.1  Formula.  Each Participant who (i) is an employee of the Company on the last day of a Performance Period, or whose employment was terminated during the Performance Period due to retirement, disability or death, and (ii) was employed by the Company during at least six months of the Performance Period, shall be eligible to receive a bonus payment for a Performance Period in an amount established by, or determined under the bonus formula established by, the Committee for the Performance Period based on the attainment of the Performance Measure targets for the Performance Period. A Participant who is eligible to receive a bonus payment for a Performance Period, but who was not actively employed during the entire Performance Period, shall receive a prorated bonus payment determined in accordance with rules established by the Committee.

3.2  Limitations.  In the case of bonus payments that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, the following limitations shall apply:

(a)  No payment if Performance Measure threshold not achieved.  In no event shall any Participant receive a bonus payment hereunder if the minimum threshold Performance Measure requirement applicable to the bonus payment is not achieved during the Performance Period.

(b)  No payment in excess of preestablished amount.  No Participant shall receive a bonus payment under this Plan for any Performance Period in excess of $5.0 million.

(c)  Committee may reduce bonus payment.  The Committee retains sole discretion to reduce the amount of or eliminate any bonus otherwise payable to a Participant under this Plan. The Committee may exercise such discretion by establishing conditions for the payment of bonuses in addition to the Performance Measure targets, including the achievement of financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate.

4.                                       Manner of Bonus Payments.

4.1  Time and Form of Payments.  The bonus payment to a Participant under the Plan for a Performance Period shall be paid to the Participant in cash as soon as determined by the Committee after it has certified that the Performance Measure targets and all other factors upon which the bonus payment for the Participant is based have been attained; provided, however, that such payment shall not be made earlier than January 1 immediately following the calendar year in which the Performance Period ends or later than March 15 immediately following the calendar year in which the Performance Period ends.

4.2  Nontransferability.  Participants shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant.

4.3  Tax Withholding.  In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

5.                                       Amendment and Termination.  The Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code.

6.                                       Miscellaneous.

6.1  Effective Date.  The effective date of the Plan shall be January 1, 2000.

6.2  Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any ways material or relevant to the construction or interpretation of the Plan or any provision thereof.

6.3  Applicability to Successors.  This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

6.4  Employment Rights and Other Benefits Programs.  The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, the participant’s employment at any time. This Plan shall not replace any contract of employment, whether oral, or written, between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

6.5  No Trust Fund Created.  This Plan shall not create or be construed to create a trust or separate fund of any kind or fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

6.6  Governing Law.  The place of administration of the Plan shall be in the State of Illinois. The Plan shall be construed and administered in accordance with the laws of the State of Illinois, without giving effect to principles relating to conflict of laws.

6.7  Severability.  If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

6.8  Qualified Performance-Based Compensation.  In the case of bonus payments that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, all of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify such payments as qualified performance-based compensation within the meaning of Section 162(m) of the Code.

6.9  Section 409A.  Payments under the Plan are intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended, as “short-term deferrals” within the meaning of Treasury Regulation section 1.409A-1(b)(4).